AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 28, 2002.
                                                     Registration No. 333-______


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 --------------
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                 --------------

                    ASSOCIATED AUTOMOTIVE GROUP INCORPORATED
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                  Florida                                      65-0816177
                  -------                                      ----------
      (State or other jurisdiction                         (I.R.S. Employer
    of incorporation or organization)                     Identification No.)

                           2600 South Federal Highway
                           Delray Beach, Florida 33483
                                 (561) 279-8700
                                 --------------
                     (Name, address, including zip code, and
                    telephone number, including area code, of
                    registrant's principal executive offices)

                              Mr. Barry Tenzer, CEO
                    Associated Automotive Group Incorporated
                              2600 Federal Highway
                           Delray Beach, Florida 33483
                                 (561) 338-9399
                                 --------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:

                            Charles B. Pearlman, Esq.
                              Brian Pearlman, Esq.
                              Atlas Pearlman, P.A.
                           350 East Las Olas Boulevard
                                   Suite 1700
                         Fort Lauderdale, Florida 33301
                            (954) 763-1200 telephone
                            (954) 766-7800 telecopier

         Approximate date of commencement of proposed sale to public: From time to time after this Registration Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]



                         CALCULATION OF REGISTRATION FEE


                                                                           Proposed               Proposed
                                                  Title of each            maximum                 maximum
Class of securities        Amount to be           offering price           aggregate              amount of
  to be registered          registered            per security(1)        offering price        registration fee
-------------------        ------------           ---------------        ---------------       ----------------
Class A Common Stock        1,323,931                 $3.07                $4,064,468                $373.91
                                                                                                     -------
Total Registration Fee                                                                               $373.91
                                                                                                     =======

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933 (the "Securities Act") based on the average of the high and low sale price of the class A common stock as reported on the Nasdaq SmallCap Market on March 21, 2002.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.


PROSPECTUS

                   SUBJECT TO COMPLETION, DATED MARCH 28, 2002


                    ASSOCIATED AUTOMOTIVE GROUP INCORPORATED


                    1,323,931 shares of class A common stock


         This prospectus relates to 1,323,931 shares of our class A common stock which may be offered by certain selling security holders.

         We will not receive any proceeds from the sale of shares of our class A common stock offered hereunder. The shares may be offered in transactions on the Nasdaq SmallCap Market, in negotiated transactions, or through a combination of such methods of distribution at prices relating to the prevailing market prices or at negotiated prices. See "Plan of Distribution."

         Our class A common stock is traded on the Nasdaq SmallCap Market under the trading symbol "AAGI". On March 21, 2002, the last sale price for our class A common stock was $3.07.

         THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 10.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                     The date of this Prospectus is __, 2002

                                       TABLE OF CONTENTS
                                                                                                          Page
Our Business........................................................................................

Risk Factors........................................................................................

Cautionary Statement about Forward-Looking Information..............................................

Use of Proceeds.....................................................................................

Description of Securities ..........................................................................

Selling Security Holders............................................................................

Plan of Distribution................................................................................

Where You Can Find More Information.................................................................

Legal Matters.......................................................................................

Experts.............................................................................................

         The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                  OUR BUSINESS

Overview

         We are an automotive retailer that owns and operates highline and exotic car independent dealerships. Our strategy is to become a leading operator of franchised and independent dealerships throughout the United States in this segment through strategic acquisition of dealerships as well as organic expansion of our existing operations. We currently own two dealerships, and have pending letters of intent to acquire an additional two dealerships.

History of the company

         We were organized as a Florida corporation in November 1997 under the name Uniservice Corp. and subsequently changed our name to Uniservice Corporation. In August 1998 we acquired 99.97% of Inversiones e Inmobiliaria Kyoto S.A.'s interest in Kentucky Foods Chile S.A. in a series of transactions in exchange for shares of our class B common stock. These transactions were effected simultaneously with our initial public offering. In June 2000, our operating subsidiary was divided into three separate entities, of which we owned a 99.97% interest in each.

         As a result of the disappointing performance of our operations, we made a decision in July 2001 to change our line of business. On January 9, 2002 we completed the acquisition of 100% of the outstanding capital stock of Associated Automotive Group, Inc., a Nevada corporation ("Associated Automotive"), in exchange for 9,342,842 shares of our class A common stock. Associated Automotive is a holding company which was formed to own and operate various highline and exotic car dealerships, accessory and other automotive businesses throughout the United States. At the time of the transaction, its assets consisted primarily of cash, accounts receivable and inventory of highline automobiles which were owned through its subsidiary Motor Cars of South Florida, Inc. located in Delray Beach, Florida. Motorcars of South Florida began business in Florida in 1994 and since its inception it has sought to differentiate itself by only offering the finest late model exotic and highline automobiles. In addition, the company has an exclusive South Florida franchise for sale of vehicles manufactured by Panoz Auto Development Company and it has recently acquired the exclusive Palm Beach franchise for Vespa motor scooters. Motorcars of South Florida carries an average inventory of 50 to 55 vehicles.

         On January 9, 2002 we also completed the sale of substantially all of our previous operating assets including approximately 30 Kentucky Fried Chicken restaurants in the Santiago, Chile area. In this transaction, 825,000 shares of the 1,400,000 shares of our class B common stock held by our former president and chairman were cancelled, and the balance of 575,000 shares of our class B common stock were converted into shares of our class A common stock on a one for one basis.

         In conjunction with these transactions, which were approved by our shareholders at a special meeting held on December 14, 2001, all of our previous officers and directors resigned their positions and our current officers and directors were elected, and we changed our name to Associated Automotive Group Incorporated.

         Effective January 9, 2002 we also acquired 100% of the issued and outstanding capital stock of C&K Auto Imports, Inc. from an unaffiliated third party in exchange for $500,000 in cash and 750,000 shares of our class A common stock. C&K owns a highline automotive dealership and a highline automotive wholesale operation and service facility, both located in New Jersey. C&K carries an average inventory of 60 to 70 vehicles with an average value of approximately $46,000 per vehicle.

         In February 2002 we signed a letter of intent to acquire Bache Leasing Corp. Located in the South Beach area of Miami Beach, Florida, it is the only automobile dealer and leasing company licensed to operate in South Beach. Established in 1983, Bache sells and leases new and pre-owned automobiles, specializing in luxury imports. Under the terms of the transaction, we will acquire 100% of the outstanding capital stock of Bache in exchange for 175,000 shares of our class A common stock, $100,000 in cash and options to purchase an additional 50,000 shares of our class A common stock. We will also arrange a separate credit facility to floor plan Bache's inventory.

         In February 2002 we also signed a letter of intent to acquire the assets of Royal Motors of Atlanta, Inc., a Rolls Royce and Bentley franchise including new and pre- owned vehicle sales, service and parts. Royal Motors also sells pre-owned highline and exotic vehicles. Under the terms of the transactions, we will acquire all of the business operating assets in exchange for approximately 350,000 shares of our class A common stock. We will also arrange a separate credit facility to finance the new car inventory.

         While we believe we will close both of these transactions during the second quarter of fiscal 2002, both the transaction with Bache and the transaction with Royal Motors are subject to the execution of definitive agreements and the satisfaction of certain conditions precedent. We cannot guarantee that either transaction will be consummated.

Industry

         The automotive retailing industry is highly competitive with respect to price, service, location and selection. With aggregate revenues in excess of $500 billion for franchised dealers alone, the industry is the largest retail market in the United States. Pre-owned vehicle sales in 2000 were estimated at $363 billion, of which $310 billion were generated by franchised and independent dealers and the balance in privately negotiated transactions. Despite the recent consolidation trend, the industry remains highly fragmented, with the top five publicly-traded automotive retailers controlling less than 5% of the new vehicle market. The highline vehicle market niche is even more fragmented, consisting principally of independent dealerships. Industry analysts believe that several economic and industry factors will lead to further consolidation of automotive retailers including the ever increasing capital requirements necessary to operate an automotive dealership and the management succession planning concerns of many current dealers.

         The demand for premium cars continues to grow, with forecasts predicting that the premium segment will grow about 50% by 2010. Based upon our internal research, we believe that the luxury side of the market historically outperforms the overall market in an economic downturn. We also believe that demographics are on the side of the luxury brands. The aging baby boomer generation, who are seeing their children move out and their mortgages paid down, can now splurge on an upscale car or sport utility vehicle. About half of all luxury vehicle sales are leases, compared to approximately 27% for the overall industry, and owners tend to return the car or truck after a two-to-five year period, nearly guaranteeing a future sale.

Our operating strategy

         We seek to differentiate ourselves by focusing our sales on late model, pre- owned exotic and highline automobiles. By refining and branding the experience of acquiring a luxury vehicle and acquiring additional independent automobile dealerships as well as franchised dealers, our goal is to become the leading operator of automotive retailers in our market segment.

         We believe featuring brand and product diversity, and offering a full line of complimentary automotive related products and services, both in-showroom and online, will allow us to generate incremental revenue increases resulting in higher profitability and thereby permit us to achieve higher levels of customer satisfaction. In addition, by the centralization of administrative functions and marketing strategies, and introduction of a formal training program and incentive-based compensation program for dealership personnel, we believe we can streamline operations, reduce overhead costs and increase overall sales. Our goal is to implement these strategies during the balance of fiscal 2002.

Our retail operations

         We offer a broad selection of makes and models of late model, low mileage previously owned vehicles, including Mercedes-Benz, Porsche, BMW, Range Rover, Jaguar, Ferrari and similar luxury and high performance vehicles. These vehicles generally range in price from $35,000 to $250,000, with factory warranties remaining on 75% to 80% of the vehicles. We generally maintain a pooled inventory of approximately 130 vehicles at our dealerships. Because we carry a blended inventory, comprising many makes and models, we believe we provide potential customers with the widest selection possible of late model highline and exotic vehicles. In addition, a complete listing of our inventory is available on our web site at www.motorcarsautogroup.com. To enhance our customers confidence in our vehicles, prior to sale all vehicles will have received a full mechanical inspection, passed a comprehensive, 50-point pre-delivery checklist, all manufacturer required services on the vehicle will be up to date and the vehicle will have been detailed. We offer our customers the opportunity to purchase a 24 month extended warranty plan for all vehicles we sell, including those with expired factory warranties.

         Our business model also focuses on the expansion of our Internet sales opportunities. We currently operate a website through Motorcars of South Florida located at www.motorcarsautogroup.com which, through links with eBay.com and autotrader.com, generates approximately one-third of Motorcars of South Florida's sales through purchases and sales leads, leading to in-store sales. The website generates additional benefits to us, such as supplier/buyer contacts, and the international buyers market of individuals looking to purchase automobiles in the United States. During the balance of fiscal 2002 we intend to consolidate and expand our retail Internet presence into one comprehensive web site which with the following features:

         - Internet Showroom. Using our webcam system, a customer's computer can be turned into a virtual showroom.

         - Pre-qualification System. Our system permits submission of financing applications online for the pre-qualification of prospective customers before a showroom visit.

         - Online Inventory Search. Inventory pooled from our retail locations can be searched online, in our showroom or from the client's home or office, reducing overhead costs and increasing sales potential. Immediate delivery to our nearest dealership can be arranged for any in-stock vehicle.

         - Car Locator System. Even with our extensive inventory, our dealership network may not have the specific vehicle in stock that a prospective client requests. Using our database of hard to find, low mileage luxury or exotic vehicles and our dealer network, we can usually locate the requested vehicle and arrange for the sale and delivery.

         - Guest Book. Interactive guest services will include message boards, news, e-mail based newsletters, and a section where client can list their vehicle for sale.

         - Online Store. All the products in our boutiques and parts departments are also available online.

Our wholesale operations

         Both Motors Cars of South Florida and C&K have wholesale divisions where we sell vehicles to other automotive dealers or through auctions. C&K's wholesale division has been wholesaling to other dealers nationwide since 1997, and is located in what has historically been the wholesale and auction capital of the nation for highline automobiles, accounting for approximately 15% of all wholesaled and auctioned automobiles in the United States. Through the acquisition of C&K, we are in the process of consolidating our wholesale buying operations, utilizing the combination of the experienced personnel from our various dealerships who each have in-place wholesale networks to oversee purchasing operations. We anticipate that this consolidation will be complete during the third quarter of fiscal 2002.

Sourcing and vehicle inventory management

         We acquire our inventory at automobile auctions, on a wholesale basis from other dealers, from private auto sellers and as trade-ins. Trade-ins which meet our internal guidelines are added to our inventory for resale, and vehicles which we believe do not meet our criteria are remarketed through our wholesale network. We believe our buying strategy provides an inventory of makes and models that reflect the tastes of the market and ensures that all dealerships are stocked with top quality vehicles.

         Prior to purchasing a vehicle for inventory, we evaluate it on the basis of its wholesale and reconditioning costs, and, for off-site purchases, cost of delivery to the dealerships where it will be inventoried. Based upon our experience and success to date in acquiring vehicles from dealers, auctions and other sources, we believe that our current sources of vehicles will continue to be sufficient to meet current needs and to support our planned expansion.

         Our inventory is financed with cash and conventional floor plan financing. We have a $2 million floor plan at Motor Cars of South Florida and have $1 million at C&K.

Vehicle financing

         We customarily arrange consumer financing, both in the form of conventional installment loans and leases, with third party sources and we currently have relationships with leading banks and first tier financing sources, including South Trust Bank, SunTrust Bank and similar financing sources. Our finance division presently generates income from the financing we provide to our customers through the sale and servicing of the contract receivables we generate. Our arrangements with these third party lenders provides for payment of a fee to us at the time of the financing, and from time to time we may agree to recourse on certain contracts, in which we agree to pay off the vehicle if the owner defaults, with third-party lenders. In those instances, the purchaser will have put down a substantial down payment, generally 30% to 40%. We do not, however, enter into recourse contracts on a regular basis and our losses from these arrangements have been minimal.

Marketing and advertising

         Our marketing strategies are focused on developing awareness of the advantages of purchasing vehicles from us. We market primarily through print advertisements in highline automotive publications including the Dupont Registry and Robb Report, and television commercials on local cable networks in the South Florida area. During the balance of fiscal 2002 we intend to expand our marketing strategies in national and regional markets to include television advertising on local and regional cable networks including financial and lifestyle channels. We also intend to incorporate a "one to one" marketing approach using e-mail marketing and an Electronic Customer Relations Management system (ECRM). We believe these approaches will be a strategic differentiation for us as it will also permit us to develop and maintain personalized relationships with our customers. We believe that the ECRM is cost- effective way for dealers to utilize technology to more effectively communicate with our customers and prospects helping to build and support loyal, long-standing relationships. ECRM provides Internet-based data management and acquisition services to improve customer retention and increase revenue in vehicle sales and service. We believe the ECRM system will help us communicate with our customers and prospects on a one-to-one basis with reliable, real-time data, creating a single view of our customer across our company including access to integrated customer and vehicle ownership data. We believe that by using knowledge about our customers that is accessed through ECRM, we can deliver personalized service and the right message to the right customer at the right time using the customer's preferred contact channel, whether it be by phone, fax or online.

Facilities

         Our executive offices, and Motor Cars of South Florida's dealership, are located at 2600 South Federal Highway, Delray Beach, Florida 33483, where we lease approximately 1.75 acres under two lease agreements at an aggregate base rental rate of $19,000 per month. The leases expire in 2003.

Competition

         The pre-owned vehicle retail business, including our niche of highline and exotic vehicles, is highly competitive. Our competitors include both franchise and independent dealerships selling the same or similar makes of vehicles as those we offer, and our competitors include companies such as Symbolic Motorcars, Motorcars International, Marshall Goldman Motor Sales & Leasing, Isringhausen Imports and The Collection. We seek to distinguish our company from our competitors by offering top quality vehicles and outstanding, personalized customer service.

Regulations

         We operate in a highly regulated industry. A number of state and federal laws and regulations affect our business. In every state in which we operate, we must obtain various licenses in order to operate our businesses, including dealer, sales, finance and insurance related licenses issued by state regulatory authorities. Numerous laws and regulations govern our conduct of business, including those relating to our sales, operating, financing, advertising and employment practices. These laws and regulations include extensive laws and regulations applicable to pre-owned motor vehicle dealers, as well as a variety of other laws and regulations. These laws also include federal and state wage-hour, anti-discrimination and other employment practices laws.

         Our financing activities with customers are subject to federal truth-in-lending, consumer leasing and equal credit opportunity regulations as well as state and local motor vehicle finance laws, installment finance laws, usury laws and other installment sales' laws. Some states regulate finance fees and charges that may be paid as a result of vehicle sales. Claims arising out of actual or alleged violations of law may be asserted against us or our dealerships by individuals or governmental entities and may expose us to significant damages or other penalties, including revocation or suspension of our licenses to conduct dealership operations and fines.

         Our operations are subject to the National Traffic and Motor Vehicle Safety Act, Federal Motor Vehicle Safety Standards promulgated by the United States Department of Transportation and various state motor vehicle regulatory agencies. The imported automobiles we purchase are subject to United States customs duties and, in the ordinary course of our business we may, from time to time, be subject to claims for duties, penalties, liquidated damages or other charges.

         Our operations involve the use, handling, storage and contracting for recycling and/or disposal of materials such as motor oil and filters, transmission fluids, antifreeze, refrigerants, paints, thinners, batteries, cleaning products, lubricants, degreasing agents, tires and fuel. Consequently, our business is subject to a complex variety of federal, state and local requirements that regulate the environment and public health and safety.

         We believe that we do not have any material environmental liabilities and that compliance with such laws and regulations will not, individually or in the aggregate, have a material adverse effect on our results of operations or financial condition. However, environmental laws and regulations are complex and subject to frequent change. There can be no assurance that compliance with amended, new or more stringent laws or regulations, stricter interpretations of existing laws or the future discovery of environmental conditions at current or future locations will not require additional expenditures by us, or that such expenditures would not be material.

Employees

         As of March 15, 2002, we had 15 hourly and salaried employees, including 2 executive level management, and 9 sales employees who worked on a commission basis. None of our employees are subject to a collective bargaining agreement.

Management

         The following table includes the names, positions held and ages of our executive officers and directors and key employees that were appointed to serve our company effective with the execution of our share exchange agreement with Associated Automotive.

Name                                Age             Position
----                                ---             --------
Barry Tenzer                         69             Chief Executive Officer, President and
                                                    Chairman of the Board of Directors

David Jacoby                         37             Vice President and Director

Doron Sauer                          43             Director

William Weisman                      43             Director

Key Employees:

Marc Sporn                           41             General Manager

Barry Tenzer, chief executive officer, president and director - age 69, has served as an officer and director of our company since January 9, 2002. Mr. Tenzer graduated from Cornell University with a bachelors of arts degree in 1953 and from New York University with an LLB, in 1956. Mr. Tenzer was admitted to the New York Bar Association in 1957 and practiced law in private practice until 1961. Since 1961, Mr. Tenzer has been involved in several public and private corporations, serving in varying capacities, from founder to general partner and from treasurer to chairman and chief executive officer. Mr. Tenzer founded Motorcars of South Florida, in 1994 and has been actively involved in its day to day operations since 1994.

David Jacoby, vice president and director - age 37, has served as an officer and director of our company since January 9, 2002. Mr. Jacoby graduated from Fairleigh Dickinson University in 1988 with a bachelors degree in business administration. Mr. Jacoby, who has specialized in the exotic and highline automotive market for ten years, joined Motorcars of South Florida at its inception in 1994.

William Weisman, Esq., director - age 43, has served as a director of our company since January 9, 2002. Mr. Weisman has been a shareholder and practicing attorney with the law firm of Mandel, Weisman & Brodie, P.A. since December 1984. Since 1995 Mr. Weisman has served as president and as a member of the board of directors of Friends of Sandoway House Nature Center, Inc., a non-profit corporation. He served as chairman of the board of directors of Sunniland Bank from 1995 to 1996. Mr. Weisman is a member of the Florida bar.

Doron Sauer - has served as a member of our board of directors since January 22, 2002. Mr. Sauer was a member of the Israeli air force from 1976 through 1979 where he gained experience as an aircraft electronic components technician. In 1982 he founded Doctor Auto, a mobile on-call car repair service located in New Jersey. In 1983, Mr. Sauer became involved in the sales of imported European vehicles when he organized Tri Star Auto, a private import company located in New Jersey. In 1985, he and a partner founded C & K Auto Sales, the predecessor to C & K Auto Imports, Inc. Shortly thereafter, he became the principal and sole shareholder of C&K. Mr. Sauer remained the principal and sole shareholder of C&K until he sold C&K to our company in January 2002.

Key Employees

Marc Sporn, age 41, became associated with MotorCars of South Florida in July 2001 and was named General Manager in January 2002. For more than the past five years Mr. Sporn has been a private investor and entrepreneur.

         There are no family relationships among any of the executive officers or directors.

Executive Compensation

         Pursuant to our share exchange with Associated Automotive, we have assumed the following employment agreements:

David Jacoby: On September 1, 2001, David Jacoby entered into an employment agreement with Associated Automotive to serve as vice president for a five year term. In consideration for his services Mr. Jacoby receives an annual base salary of $150,000 and a $500 per month expense account. In addition, Mr. Jacoby is provided with a company car and health care coverage for himself and his family.

Barry Tenzer: On July 26, 2001, Barry Tenzer entered into an agreement with Associated Automotive in connection with Associated Automotive's stock purchase of Motor Cars of South Florida. Under this agreement Mr. Tenzer, in connection with his duties as chairman, shall receive a monthly expense account of $4,000 through July 2005. In addition, Mr. Tenzer has the exclusive use of two company vehicles through July 2006.

                                  RISK FACTORS

         Before you invest in our securities, you should be aware that there are various risks. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business. You should consider carefully these risk factors, together with all of the other information included in or incorporated by reference into this prospectus before you decide to purchase our securities. If any of the following risks and uncertainties develop into actual events, our business, financial condition or results of operations could be materially adversely affected.

WE HAVE RECENTLY CHANGED OUR BUSINESS AND YOU CANNOT RELY ON OUR PAST PERFORMANCE AS AN INDICATION OF FUTURE RESULTS.

         In January 2002 we completed the sale of substantially all of previous operating assets including approximately 30 Kentucky Fried Chicken restaurants in the Santiago, Chile area, and acquired 100% of the outstanding capital stock of Associated Automotive and 100% of the outstanding capital stock of C&K Auto Imports. As a result of these transactions, which also resulted in a change of control of our company and the election of new management and a new board of directors, we have changed our business model. A comparison of our historical financial statements to our financial statements following these transactions will be meaningless. While our management have significant experience in operating our current businesses, prospective purchasers of our securities will not be able to rely at all on our prior performance to gauge our future results.

WE HAVE AN ACCUMULATED DEFICIT AND A HISTORY OF LOSSES.

         On a proforma basis, our current operations incurred an operating loss of $1,155,152 for the eleven months ended November 30, 2001 and we have an accumulated deficit of $3,707,536 at November 30, 2001. Our future profitability will depend on substantial increases in revenues from operations. There can be no assurance that future revenues and income from operations will grow sufficiently to generate a positive cash flow or otherwise enable us to be profitable. We will experience significant liquidity and cash flow problems which will require us to raise additional capital to continue operations if we are not able to substantially increase our revenues. We cannot guarantee that future revenues will grow sufficiently to generate positive cash flow or otherwise enable us to become profitable.

WE CANNOT GUARANTEE THAT WE WILL CLOSE OUR PENDING ACQUISITIONS OF BACHE LEASING AND ROYAL MOTORS.

         The closing of each of our pending acquisitions of Bache Leasing and Royal Motors are subject to various conditions, including obtaining appropriate floor plan credit facilities for each entity. While we believe these pending transactions will ultimately close, because we may encounter unforseen difficulties while attempting to satisfy these conditions precedent, we cannot predict the timing of either closing. In addition, certain of the conditions precedent are not within our direct control and we cannot guarantee that these will be satisfied. You should not purchase shares of our class A common stock based on the assumption that we will ultimately close the pending acquisitions of either Bache Leasing or Royal Motors.

WE WILL NEED ADDITIONAL FINANCING WHICH WE MAY NOT BE ABLE TO OBTAIN ON ACCEPTABLE TERMS. IF WE ARE UNABLE TO RAISE ADDITIONAL CAPITAL AS NEEDED, THE FUTURE GROWTH OF OUR BUSINESS AND OPERATIONS WILL BE SEVERELY LIMITED.

         Our acquisition and internal growth strategy requires substantial capital investment. Capital is typically needed not only for the acquisition of additional companies, but also for the effective integration, operation and expansion of these businesses. Capital is also necessary for the expansion of our existing operations. We raised approximately $2.1 million in a private placement of our securities in 2001 and 2002 to provide in part capital for the acquisition of C&K. Our future capital requirements, however, depend on a number of factors, including our ability to grow our revenues and manage our business. Our growth will depend upon our ability to raise additional capital, possibly through the issuance of long-term or short-term indebtedness or the issuance of our equity securities in private or public transactions.

         If we raise additional capital through the issuance of debt, this will result in increased interest expense. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of Associated Automotive held by existing shareholders will be reduced and those shareholders may experience significant dilution. In addition, new securities may contain certain rights, preferences or privileges that are senior to those of our class A common stock. There can be no assurance that acceptable financing for future acquisitions or for the integration and expansion of existing operations can be obtained on suitable terms, if at all. Our ability to continue our growth and acquisition strategy could suffer if we are unable to raise the additional funds on acceptable terms which will have the effect of limiting our ability to increase our revenues or possibly attain profitable operations in the future.

OUR MANAGEMENT MAY BE UNABLE TO EFFECTIVELY INTEGRATE OUR ACQUISITIONS AND TO MANAGE OUR GROWTH AND WE MAY BE UNABLE TO FULLY REALIZE ANY ANTICIPATED BENEFITS OF THESE ACQUISITIONS.

         Our business strategy includes growth through acquisition and internal development. We are subject to various risks associated with our growth strategy, including the risk that we will be unable to identify and recruit suitable acquisition candidates in the future or to integrate and manage the acquired companies.

         We completed the acquisition of Associated Automotive and C&K in January 2002. We have recently announced the pending acquisitions of Bache Leasing and Royal Motors. Acquired companies' histories, geographical locations, business models and business cultures can be different from ours in many respects. Our directors and senior management face a significant challenge in their efforts to integrate our businesses and the business of the acquired companies or assets, and to effectively manage our continued growth. There can be no assurance that our efforts to integrate the operations of any acquired assets or companies acquired in the future will be successful, that we can manage our growth or that the anticipated benefits of these proposed acquisitions will be fully realized. The dedication of management resources to these efforts may detract attention from our day-to-day business. There can be no assurance that there will not be substantial costs associated with these activities or of the success of our integration efforts, either of which could have a material adverse effect on our operating results.

THE AUTOMOBILE INDUSTRY IS A MATURE INDUSTRY WITH LIMITED GROWTH POTENTIAL IN NEW VEHICLE SALES AND AUTOMOBILE SALES ARE CYCLICAL AND SUBJECT TO DOWNTURNS.

         The United States automobile industry is generally considered to be a mature industry in which minimal growth is expected in unit sales of new vehicles. In addition, the market for automobiles, particularly highline vehicles, is subject to substantial cyclical variation. Many factors affect the automobile industry, including:

         -        general and local economic conditions;
         -        taxes;
         -        fuel prices;
         -        consumer confidence;
         -        interest rates;
         -        credit availability; and
         -        the level of personal discretionary income.

         A material decrease in vehicle sales from the historical level of vehicle sales achieved by our subsidiaries would materially adversely affect our business, financial condition and results of operations.

OUR AUTOMOBILE OPERATIONS ARE GEOGRAPHICALLY CONCENTRATED AND SUBJECT TO LOCAL ECONOMIC CONDITIONS.

         The dealerships we have acquired are located in either the New York metropolitan area or South Florida. While we may pursue acquisitions outside of the New York metropolitan area and South Florida, we expect that our automotive operations will be concentrated in these areas for the foreseeable future. As a result, our results of operations will depend substantially on general economic conditions and consumer spending habits and preferences in the New York metropolitan area and South Florida, as well as various other factors, such as tax rates and applicable state and local regulation. There can be no assurance that we will be able to expand geographically or that any such expansion will adequately insulate us from the adverse effects of local or regional economic conditions.

OUR FUTURE OPERATING RESULTS WILL BE DIRECTLY RELATED TO THE AVAILABILITY OF CAPITAL TO US.

         The principal sources of financing for automobile inventories have historically been lines of credit from banks and other financial institutions and from cash generated from operations. There can be no assurance that we will be able to continue to obtain capital for our current or expanded operations on terms and conditions that are acceptable to us. If we are unable to obtain sufficient lines of credit to finance our inventories, our abilities to increase our revenues will be adversely affected.

WE OPERATE IN A HIGHLY COMPETITIVE SEGMENT OF THE AUTOMOBILE INDUSTRY. ANY FAILURE TO EFFECTIVELY COMPETE WILL ADVERSELY AFFECT OUR ABILITY TO INCREASE OUR REVENUES.

         The market for pre-owned vehicles is very competitive. Our competitors include:

         -        automobile dealers;
         -        private sellers of used vehicles;
         -        used vehicle dealers;
         -        other franchised dealers;
         -        service center chains; and
         -        independent service and repair shops.

         Some of our competitors may be larger, have access to greater financial resources and be capable of operating on smaller gross margins than our company. There can be no assurance that we will continue to compete effectively or that manufacturers will not modify the historical automobile franchise system in a manner that increases competition among dealers or market and sell their vehicles through other distribution channels.

GOVERNMENT REGULATION AND ENVIRONMENTAL REGULATION COMPLIANCE COSTS MAY ADVERSELY AFFECT OUR PROFITABILITY.

         Our operations are subject to various Federal, state and local laws and regulations including those relating to local licensing and consumer protection. While we believe that we maintain all requisite licenses and permits and that we are in substantial compliance with all applicable laws and regulations, there can be no assurance that we will be able to continue to maintain all requisite licenses and permits or to comply with applicable laws and regulations, and our failure to do so could have a material adverse effect on our business, financial condition and results of operations. In addition, the adoption of any new laws or regulations and the cost to us of complying with any new laws or regulations, could have a material adverse effect on our business, financial condition and results of operations.

FLUCTUATIONS IN OUR OPERATING RESULTS MAY ADVERSELY AFFECT OUR STOCK PRICE AND PURCHASERS OF OUR SHARES OF CLASS A COMMON STOCK MAY LOSE ALL OR A PORTION OF THEIR INVESTMENT.

         Historically, there has been volatility in the market price for our class A common stock. Our quarterly operating results, changes in general conditions in the economy, the financial markets or the marketing industry, or other developments affecting us or our competitors, could cause the market price of our class A common stock to fluctuate substantially. We expect to experience significant fluctuations in our future quarterly operating results due to a variety of factors. Factors that may adversely affect our quarterly operating results include:

         - our ability to effectively compete in our market segment, build brand identity and reduce our consolidated operating expenses,

         -        a continued demand for pre-owned highline and exotic vehicles,

         - technical difficulties, system downtime, or Internet brownouts;

         - the amount and timing of operating costs and capital expenditures relating to expansion of our business and operations;

         -        government regulation; and

         - general economic conditions and economic conditions specific to the automobile industry.

         As a result of these factors, in one or more future quarters, our operating results may fall below the expectations of securities analysts and investors. In this event, the market price of our class A common stock would likely be materially adversely affected. In addition, the stock market in general and the market prices for automotive-related companies in particular, have experienced extreme volatility that often has been unrelated to the operating performance of those companies. These broad market and industry fluctuations may adversely affect the price of our class A common stock, regardless of our operating performance.

IF THE SELLING SECURITY HOLDERS ALL ELECT TO SELL THEIR SHARES OF OUR CLASS A COMMON STOCK AT THE SAME TIME, THE MARKET PRICE OF OUR SHARES MAY DECREASE.

         It is possible that the selling security holders will offer all of the shares of our class A common stock covered by this prospectus for sale. Further, because it is possible that a significant number of shares could be sold at the same time hereunder, the sales, or the possibility thereof, may have a depressive effect on the market price of our class A common stock.

PROVISIONS OF OUR ARTICLES OF INCORPORATION AND BYLAWS MAY DELAY OR PREVENT A TAKE-OVER WHICH MAY NOT BE IN THE BEST INTERESTS OF OUR SHAREHOLDERS.

         Provisions of our articles of incorporation and bylaws may be deemed to have anti-takeover effects, which include when and by whom special meetings of our shareholders may be called, and may delay, defer or prevent a takeover attempt. In addition, certain provisions of the Florida Business Corporation Act also may be deemed to have certain anti-takeover effects which include that control of shares acquired in excess of certain specified thresholds will not possess any voting rights unless these voting rights are approved by a majority of a corporation's disinterested shareholders.

         In addition, our articles of incorporation authorize the issuance of up to 5,000,000 shares of preferred stock with such rights and preferences as may be determined from time to time by our board of directors, of which none are currently issued nor outstanding. Our board of directors may, without shareholder approval, issue preferred stock with dividends, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of our class A common stock.

             CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING INFORMATION

         Some of the information in this prospectus may contain forward-looking statements. These statements can be identified by the use of forward-looking words such as "may," "will," "expect," "anticipate," "estimate," "continue" or other similar words. These statements discuss future expectations, contain projections of results of operations or financial condition or state other "forward-looking" information. When considering such forward-looking statements, you should keep in mind the risk factors and other cautionary statements in or incorporated by reference into this prospectus. The risk factors noted in this section and other factors noted throughout this prospectus or incorporated herein, including certain risks and uncertainties, could cause our actual results to differ materially from those contained in any forward-looking statement.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the shares of our class A common stock by the selling security holders.

                            DESCRIPTION OF SECURITIES

         Our authorized capital stock consists of 82,000,000 shares of common stock, $.0001 par value per share and 5,000,000 shares of blank check preferred stock, $.0001 par value. Our common stock consists of 80,000,000 shares of class A common stock and 2,000,000 shares of class B common stock. In addition, we currently have outstanding common stock purchase warrants to purchase 1,610,000 shares of our class A common stock. As of the date of this prospectus, there are 11,941,405 shares of class A common stock issued and outstanding, which are held of record by approximately 350 holders.

Class A Common Stock

         Holders of our class A common stock are entitled to one vote for each share on all matters submitted to a shareholder vote. Holders of our class A common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of our class A common stock voting for the election of directors can elect all of the directors. Holders of class A common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of our liquidation, dissolution or winding up, each outstanding share entitles its holder to participate in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock.

         Holders of our class A common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions for the class A common stock. The rights of the holders of our class A common stock are subject to any rights that may be fixed for holders of preferred stock, when and if any preferred stock is authorized and issued. All outstanding shares of class A common stock are, and the shares underlying all option and warrants will be, duly authorized, validly issued, fully paid an non-assessable upon our issuance of these shares.

Class B Common Stock

         Our articles of incorporation authorizes the issuance of 2,000,000 shares of class B common stock. There are currently no shares of class B common stock issued nor outstanding. We do not intend to issue shares of class B common stock in the future. Shares of class B common stock are entitled to ten votes per for each share of class B common stock on all matters to be voted on by our shareholders. Holders of class B common stock have the right to transfer or sell shares of class B common stock, and/or convert shares of class B common stock into shares of class A common stock on a one share for one share basis.

Preferred Stock

         We are authorized to issue up to 5,000,000 shares of preferred stock from time to time, with such designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations or restrictions as are determined by our board of directors. No shares are issued nor outstanding.

Common Stock Purchase Warrants

         We have outstanding 1,610,000 common stock purchase warrants. Each warrant entitles the holder to purchase until August 2, 2003, one share of our class A common stock at an exercise price of $4.00. These warrants were originally exercisable at $6.00. However, effective June 23, 2000, under a resolution by our board of directors, the exercise price of these warrants have been reduced to $4.00.

         The warrants are subject to redemption at any time. To redeem any warrant we must provide 30 days written notice. All warrants are redeemable at $.25 per warrant provided that the closing sale price, or if none, the closing bid price of the class A common stock is $7.00 per share for 30 consecutive trading days. Holders of warrants have exercise rights until the close of the business day preceding the date fixed for redemption.

         The warrants are entitled to the benefit of adjustments in their exercise prices and in the number of shares of class A common stock or other securities deliverable upon the exercise of the warrants in the event of:

         -        stock dividend;
         -        stock split;
         -        reclassification;
         -        reorganization; and
         -        consolidation or merger.

         Warrant holders do not have any voting or any other rights as our shareholders.

         We may not redeem our warrants at any time that a current registration statement under the Securities Act covering the shares of class A common stock issuable upon exercise of the warrants is not then in effect. Additionally, the issuance of these shares to the holder must be registered, qualified or exempt under the laws of the state in which the holder resides.

Transfer Agent and Registrar

         The transfer agent for our class A common stock and common stock purchase warrants is Computershare Investor Services. Its address is 12039 West Alameda Parkway, Suite Z-2, Lakewood, CO 80228, and its telephone number is
(303) 984-4064.

                            SELLING SECURITY HOLDERS

         This prospectus relates to periodic offers and sales of up to 1,323,931 shares of class A common stock by the selling security holders listed and described below and their pledgees, donees and other successors in interest. The following table sets forth

        o         the name of each selling security holder,
        o         the number of shares owned, and
        o the number of shares being registered for resale by each selling security holder.

         We may amend or supplement this prospectus from time to time to update the disclosure set forth herein. All of the shares being registered for resale under this prospectus for the selling security holders may be offered hereby. Because the selling security holders may sell some or all of the shares owned by them which are included in this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, no estimate can be given as to the number of shares being offered hereby that will be held by the selling security holders upon termination of any offering made hereby. We have, therefore, for the purposes of the following table assumed that the selling security holders will, if applicable, exercise the options described below, and sell all of the shares owned by them which are being offered hereby, but will not sell any other shares of our class A common stock that they presently own. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities and includes any securities which the person has the right to acquire within 60 days through the conversion or exercise of any security or other right. The information as to the number of shares of our class A common stock owned by each selling security holder is based upon the information contained in a record list of our shareholders as of March 12, 2002.

                                                Number        Percentage       Shares         Shares to       Percentage
                                              of shares      owned before       to be          be owned       owned after
Name of selling security holder                 owned          offering        offered      after offering     offering
-------------------------------               ---------      ------------      -------      --------------    -----------
Artifaqs, Inc.                                  103,637              *          103,637            0               -
ACIBAR Holdings, Ltd.                            88,600              *           88,600            0               -
Elliott J. Brody Revocable Trust                 29,534              *           29,534            0               -
CCSI USA, Inc.                                   59,067              *           59,067            0               -
Carnes Investment Foundation                     88,600              *           88,600            0               -
Alan Cohen                                       14,767              *           14,767            0               -
FMS Distributors, Inc.                           73,833              *           73,833            0               -
Generation Capital Associates                    44,300              *           44,300            0               -
Glen Gold                                        14,767              *           14,767            0               -
Lester Grayson and Iris Grayson                  14,767              *           14,767            0               -
Stanley Green and Adrienne Green                 14,767              *           14,767            0               -
Ronald Grudberg                                  29,534              *           29,534            0               -
Hyperion Partners Corp. (1)                      64,324              *           64,324            0               -
Edward Haymes                                     7,384              *            7,384            0               -
Vanessa P. Isen Trust (2)                        29,534              *           29,534            0               -
Isen Revocable Trust (2)                         73,834              *           73,934            0               -
Michael Jacobs                                   14,767              *           14,767            0               -
Frank Joy (3)                                    59,067              *           59,067            0               -
KSH Investment Group, Inc.                       88,600              *           88,600            0               -
Gary J. Kerner                                   14,767              *           14,767            0               -
Robert Klein, M.D.                               14,767              *           14,767            0               -
Jerome Levitt and Ellen Levitt                   14,767              *           14,767            0               -
Danette M. Marks                                 14,767              *           14,767            0               -
Theodore Netzky (2)                             118,135              *          118,135            0               -
Robert Prag                                      59,067              *           59,067            0               -
Rockland Renal Retirement Trust                  11,814              *           11,814            0               -
Dean H. Roller, M.D.                             14,767              *           14,767            0               -
Michael Rothbaum                                 29,534              *           29,534            0               -
Ronald Shapes                                    59,067              *           59,067            0               -
T&D Construction Profit Sharing Plan             14,767              *           14,767            0               -
Peter Tafeen                                    147,667           1.2%          147,667            0               -
                                              ---------                       ---------

     Total                                    1,323,931                       1,323,931
                                              =========                       =========

*    represents less than 1%

(1) Shares are underlying a warrant to purchase 64,324 shares of common stock exercisable at $.05 per share.

(2) Mr. Theodore Netzky is the trustee. The number of shares owned of record by Mr. Netzky individually includes 29,534 shares held by the Vanessa P. Isen Trust and 73,834 shares held by the Isen Revocable Trust for which Mr. Netzky serves as trustee, and assumes that each of the trusts sell all of those shares under this prospectus.

(3)      Includes 44,300 shares held by the Frank Joy IRA Rollover.

         None of the selling security holders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates, other than as described previously in this section. To our knowledge none of these firms or individuals have any arrangement with any person to participate in the distribution of such securities.

         We have agreed to pay full costs and expenses, incentives to the issuance, offer, sale and delivery of the shares, including all fees and expenses in preparing, filing and printing the registration statement and prospectus and related exhibits, amendments and supplements thereto and mailing of those items. We will not pay selling commissions and expenses associated with any sale by the selling security holders.

                              PLAN OF DISTRIBUTION

         The shares offered hereby by the selling security holders may be sold from time to time by the selling security holders, or by pledgees, donees, transferees or other successors in interest. These sales may be made on one or more exchanges or in the over-the-counter market including the Nasdaq SmallCap Market of The Nasdaq Stock Market, or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The shares may be sold by one or more of the following methods, including, without limitation:

         - a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

         - purchases by a broker or dealer as principal and resale by a broker or dealer for its account under this prospectus;

         - ordinary brokerage transactions and transactions in which the broker solicits purchasers;

         - face-to-face or other direct transactions between the selling security holders and purchasers without a broker-dealer or other intermediary; and

         - ordinary brokerage transactions and transactions in which the broker solicits purchasers.

         In effecting sales, brokers or dealers engaged by the selling security holders may arrange for other brokers or dealers to participate in the resales. Brokers, dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling security holders in amounts to be negotiated in connection with the sale. The selling security holders and these broker-dealers and agents and any other participating broker-dealers, or agents may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with the sales. In addition, any securities covered by this prospectus that qualify for sale under Rule 144 might be sold under Rule 144 rather than under this prospectus.

         In connection with distributions of the shares or otherwise, the selling security holders may enter into hedging transactions with broker-dealers. In connection with the transactions, broker-dealers may engage in short sales of the shares registered hereunder in the course of hedging the positions they assume with selling security holders. The selling security holders may also sell shares short and deliver the shares to close out the positions. The selling security holders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares registered hereunder, which the broker-dealer may resell under this prospectus. The selling security holders may also pledge the shares registered hereunder to a broker or dealer and upon a default, the broker or dealer may effect sales of the pledged shares under this prospectus.

         Information as to whether an underwriter(s) who may be selected by the selling security holders, or any other broker-dealer, is acting as principal or agent for the selling security holders, the compensation to be received by underwriters who may be selected by the selling security holders, or any broker-dealer, acting as principal or agent for the selling security holders and the compensation to be received by other broker-dealers, in the event the compensation of other broker-dealers is in excess of usual and customary commissions, will, to the extent required, be set forth in a supplement to this prospectus. Any dealer or broker participating in any distribution of the shares may be required to deliver a copy of this prospectus, including the supplement, if any, to any person who purchases any of the shares from or through a dealer or broker.

         We have advised the selling security holders that during the time as they may be engaged in a distribution of the shares included herein they are required to comply with Regulation M of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). With certain exceptions, Regulation M precludes any selling security holders, any affiliated purchasers and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchase made in order to stabilize the price of a security in connection with an at the market offering such as this offering. All of the foregoing may affect the marketability of our class A common stock.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the SEC a registration statement on Form S-3. This prospectus is part of the registration statement. It does not contain all of the information set forth in the registration statement. For further information about Associated Automotive and our class A common stock, you should refer to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete. Where a contract or other document is an exhibit to the registration statement, each of you should review the provisions of the exhibit to which reference is made. You may obtain these exhibits from the SEC as discussed below.

         We are required to file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C., and at its offices in New York, New York and Chicago, Illinois. Please call the SEC at 1-800- SEC-0330 for more information on the operation of the public reference rooms. Copies of our SEC filings are also available to the public from the SEC's web site at www.sec.gov.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below, any of such documents filed since the date this registration statement was filed and any future filings with the SEC under
Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the offering is completed.

         - our annual report on Form 10-KSB for the fiscal year ended December 31, 2000,

         -        definitive proxy statement filed on December 3, 2001,

         -        report on Form 8-K as filed on January 16, 2002,

         -        report on Form 8-K as filed on January 17, 2002,

         -        report on Form 8-K as filed on January 22, 2002,

         -        report on Form 8-K/A as filed on February 6, 2002, as amended,

         - report on Form 8-K/A as filed on February 13, 2002, as amended, and

         -        report on Form 8-K as filed on March 5, 2002.

         You may request a copy of these filings, at no cost, by writing or calling us at the following address and telephone number:

         Corporate Secretary
         Associated Automotive Group Incorporated
         2600 South Federal Highway
         Delray Beach, Florida 33483
         (561) 279-8700

                                  LEGAL MATTERS

         The validity of the issuance of the securities offered hereby will be passed upon for us by Atlas Pearlman, P.A., Fort Lauderdale, Florida.

                                     EXPERTS

         The consolidated financial statements of Associated Automotive Group Incorporated (formerly Uniservice Corporation and subsidiaries) as of and for the years ended December 31, 2000 and 1999 incorporated by reference in this prospectus have been audited by Spear, Safer, Harmon & Co., P.A. independent certified public accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in giving said report.

         The financial statements of Motorcars of South Florida, Inc. as of and for the years ended December 31, 2000 and 1999, incorporated by reference in this prospectus have been audited by Goldstein Schechter Price Lucas Horwitz & Co., P.A., independent certified public accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in giving said report.

         The financial statements of C&K Auto Imports, Inc. as of and for the years ended December 31, 2000 and 1999, incorporated by reference in this prospectus have been audited by Golf & Wrobleski, CPA's, LLP, independent certified public accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in giving said report.

================================================================================








                                1,323,931 Shares

                    ASSOCIATED AUTOMOTIVE GROUP INCORPORATED

                              Class A Common Stock

                                  _______, 2002







================================================================================

                                     PART II

         INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

Registration Fees - Securities and Exchange Commission           $      374
Cost of Printing                                                      3,000
Legal Fees and Expenses                                              10,000
Accounting Fees and Expenses                                         10,000
Blue Sky Fees and Expenses                                            1,000
Miscellaneous                                                         2,500
                                                                 ----------

         Total                                                   $   26,874
                                                                 ==========

*Estimated

Item 15.  Indemnification of Directors and Officers.

         The Florida Business Corporation Act permits the indemnification of directors, employees, officers and agents of a Florida corporation. Our articles of incorporation and bylaws provide that we shall indemnify to the fullest extent permitted by the Florida Business Corporation Act any person whom we may indemnify under the act.

         The provisions of Florida law that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies including injunctive or other forms of non-monetary relief will remain available. In addition, each director will continue to be subject to liability for:

        o violations of criminal laws, unless the director has reasonable cause to believe that his or her conduct was lawful or had no reasonable cause to believe his conduct was unlawful,
        o      deriving an improper personal benefit from a transaction,
        o      voting for or assenting to an unlawful distribution and
        o willful misconduct or conscious disregard for our best interests in a proceeding by or in our right to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

         The statute does not affect a director's responsibilities under any other law, including federal securities laws.

         The effect of Florida law, our articles of incorporation and our bylaws is to require us to indemnify our officers and directors for any claim arising against those persons in their official capacities if the person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
                                      II-1

         To the extent indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or control persons, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is unenforceable.

Item 16.  Exhibits and Consolidated Financial Statement Schedules.

Exhibit No.    Description
-----------    -----------
2.1            Stock Purchase Agreement dated January 9, 2002 by and between
               Inversiones Huillimapu S.A. and Uniservice Corporation (1)
2.2            Share Exchange Agreement between Uniservice Corporation,
               Associated Automotive Group, Inc and Barry Tenzer (1)
5              Opinion of Atlas Pearlman, P.A.
10.1           Stock Purchase Agreement between Associated Automotive Group,
               Inc. and Doron Sauer (2)
23.1           Consent of Spear, Safer, Harmon & Co., P.A.
23.2           Consent of Goldstein Schechter Price Lucas Horwitz & Co., P.A. (2)
23.3           Consent of Golf & Wrobleski, CPA's, LLP

(1) Incorporated by reference to the Report on Form 8-K as filed by the registrant on January 16, 2002.
(2)      To be filed by amendment.

Item 17.  Undertakings.

         Associated Automotive will:

         1. File, during any period in which it offers or sells securities, a post- effective amendment to this registration statement to:

                  i. Include any prospectus required by section 10(a)(3) of the Securities Act;

                  ii. Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  iii. Include any additional or changed material information on the plan of distribution.

         2. For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         3. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, Associated Automotive Group Incorporated certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Delray Beach and the State of Florida, on the 27th day of March, 2002.

                                    ASSOCIATED AUTOMOTIVE GROUP
                                    INCORPORATED

                                    By: /s/ Barry Tenzer
                                       -------------------------------------
                                       Barry Tenzer,
                                       Chief Executive Officer and President


                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Barry Tenzer as his or her attorney-in-fact, with the power of substitution, for him or her in any and all capacities, to sign any amendment or post-effective amendment to this Registration Statement on Form S-3 or abbreviated registration statement (including, without limitation, any additional registration filed pursuant to Rule 462 under the Securities Act of 1933) with respect hereto and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                                Title                              Date
---------                                -----                              ----
/s/ Barry Tenzer              President, Chief Executive                March 27, 2002
----------------------        Officer and director
Barry Tenzer

/s/ David Jacoby              Vice President                            March 27, 2002
----------------------        and director
David Jacoby

/s/ William Weisman           Director                                  March 27, 2002
----------------------
William Weisman

/s/ Doron Sauer               Director                                  March 27, 2002
----------------------
Doron Sauer

                                INDEX OF EXHIBITS

Exhibit No.       Description
-----------       -----------
5                 Opinion of Atlas Pearlman, P.A.
23.1              Consent of Spear, Safer, Harmon & Co., P.A.
23.3              Consent of Golf & Wrobleski, CPA's, LLP